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                                                                    EXHIBIT 10.2



                            Critical Path, Inc.              415.451.2500 (Main)
                            350 The Embarcadero              415.451.2300 (Fax)
                            San Francisco, CA 94105-1204     www.cp.net





August 27, 2002

THE COHEN GROUP
600 13th St. NW Suite 640
Washington, DC 20005-3096

              Re: Letter Agreement for Consulting Services

Dear Sirs:

This letter shall set forth the terms and conditions under which Critical Path ("CP") is contracting for services with The Cohen Group ("TCG").

1. ENGAGEMENT: TCG shall generally provide strategic and sales transactional consulting services to CP (the "Engagement") as follows, and as further mutually developed and agreed between the parties.

2. SERVICES AND FEES: CP shall pay a one-time retainer fee of one Hundred and Fifty Thousand Dollars (US $150,000) ("Retainer") as a draw against variable performance-based consulting and transactional services provided and earned against such Retainer as follows:

    a. Referrals: TCG shall receive an earned fee, credited against the Retainer, of 2% of any executed license revenue sales agreement resulting from simple referrals of entities by TCG to CP. Maintenance, support and professional services revenues generated shall not be considered for purposes of the earned credit. No credit will be earned for entities already in discussions with or contracted with CP and no credits shall be earned on contract renewals, unless CP requests TCG to work on such matters, in which event the credits will reflect the increase in sales to the existing client or the sales made pursuant to such renewal, as applicable, and the fee will be as set forth in Section 2(b) below.

    b. Direct Sales: TCG shall receive an earned fee, credited against the Retainer, of 10% of any executed license revenue sales agreement that is substantially negotiated by TCG or where direct substantial involvement with the entity is undertaken. Maintenance, support and professional services revenues generated shall not be considered for purposes of the earned credit. No credit will be earned for entities already in discussions with or contracted with CP and no credits shall be earned on contract renewals, unless CP requests TCG to work on such matters, in which event the credits will reflect the increase in sales to the existing client or the sales made pursuant to such renewal, as applicable, and the fee will be as set forth in this Section 2(b). TCG will be entitled to receive the 10% fee set forth herein during the life of each new agreement and any renewals thereof, as well as with respect to any renewals or

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        expansions of agreements with existing CP clients where TCG qualifies for such fee, as provided in the previous sentence.

    c. Marketing Efforts: TCG shall receive an earned fee, credited against the Retainer, in an amount to be agreed upon by the parties on a case by case basis, for undertaking specific marketing activities at the request of CP. TCG will furnish CP with an invoice reflecting the agreed-upon fee.

    d. Strategic Analyses: TCG shall receive and earned fee, credited against the Retainer in an amount to be agreed upon by the parties on a case by case basis, for undertaking specific projects requested by CP including, without limitation, business growth plans, identifying prospective business partners, political and industry analyses, and other strategic consulting projects at the request of CP. TCG will furnish CP with an invoice reflecting the agreed-upon fee.

    e. Other Fees: TCG shall receive a mutually agreed earned fee, credited against the Retainer, upon the occurrence of other mutually agreed objectives or transactions (e.g., introductions to strategic partners and alliances, etc.) as determined by CP and TCG during the course of the Engagement.

    f. Other Payment Terms. The Retainer shall be paid upon the execution of this letter agreement, and shall be credited upon provision of the performance-based services as described above. Amounts earned in excess of the Retainer will be payable net forty-five (45) days after the execution of the sales agreement, renewal, or receipt by CP of TCG's invoice, as applicable. By agreement of the parties, fees may be paid in a combination of cash and warrants to purchase common stock of CP, the terms of which will be agreed at the time of issuance of such warrant, if ever. Fees will be payable on applicable contracts during the term of the Engagement and for a period of 12 months following any termination of the Engagement, provided that the obligation to pay with respect to any particular contract shall terminate upon the termination of such contract.

3. NO RESELLER: TCG's lines of business do not include acting as a reseller of goods and services and, accordingly, TCG shall not act as a reseller of CP's products and services.

4. EXPENSES: CP shall reimburse TCG for reasonably incurred out-of-pocket actual expenses related to the provision of services hereunder. Such expenses shall be capped at and shall not exceed 5% of the Retainer, or $7,500 during the Engagement, without the prior written consent of CP or they shall not be reimbursed. Expenses shall be invoiced monthly to CP, payable net forty-five (45) days after receipt of invoice.

5. TERM AND TERMINATION: This Agreement shall terminate upon the expiration of one (1) year from the effective date hereof. To the extent TCG has not earned the Retainer this Agreement shall remain in place until such time as the aggregate fee is earned and shall thereafter automatically terminate. Any nonbreaching party may terminate this Agreement (1) at any time on 30 business days' prior written notice to the other party and (2) if the other party has breached any of the provisions of the Agreement, on 5 business days' prior written notice to the breaching party unless such breach shall have been cured to the reasonable satisfaction of the nonbreaching party within such 5 days. In the event of any such termination, TCG will make reasonable efforts to bring closure to any in-process work prior to the effective date of termination of the engagement and will be paid earned professional fees to the effective date of termination. All out-of-pocket expenses reasonably incurred, in accordance with the terms and conditions of the Agreement, up to the effective date of termination shall also be reimbursed if submitted within thirty (30) days of termination.



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6.  NON-DISCLOSURE AGREEMENT: The parties shall enter into a Non-Disclosure
    Agreement immediately following the execution of this Agreement.

7. INDEMNIFICATION: CP will indemnify TCG for any third party claims made against TCG during the term hereof or for twelve (12) months thereafter arising in connection with the provision of consulting services by TCG under this Agreement, except to the extent that such claim arises from the gross negligence or willful wrongdoing of TCG. TCG will indemnify CP for any third party claims made against CP during the term hereof or for twelve (12) months thereafter arising in connection with the provision of consulting services by TCG under this Agreement to the extent such claim arises from the gross negligence or willful wrongdoing of TCG. The foregoing indemnification by each party shall be subject to the following: The party seeking indemnification hereunder (the "Indemnitee") (i) shall provide prompt written notice of such claim to the party from whom indemnification is sought (the "Indemnitor"); and (ii) shall allow the Indemnitor to defend any such claim using counsel of its choice. The Indemnitor shall not settle any such claim without the express written consent of the Indemnitee, such consent not to be unreasonably withheld.

8. MISCELLANEOUS: This Agreement may not be assigned by either party without the express written consent of the other party. If any provision of this Agreement is found to be illegal or invalid, the remaining provisions shall remain in full force and effect in accordance with their terms. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. This Agreement constitutes the entire agreement between the parties relating to the subject matter herein and supersedes all prior agreements and understandings between the parties, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by both parties. This Agreement shall be governed by California law, without regard to its conflict of law provisions.

If the scope and terms of this Engagement are acceptable, please acknowledge your acceptance by signing the confirmation attached, returning the enclosed copy of this Letter to as at the above address.

If there any questions, please do not hesitate to contact me.

CRITICAL PATH, INC.


BY: /s/ WILLIAM E. MCGLASHAN, JR.

NAME:  WILLIAM E. MCGLASHAN, JR.
       Chief Executive Officer



ACKNOWLEDGED AND AGREED:


THE COHEN GROUP

BY: /s/ JAMES M. BODNER

NAME:   James M. Bodner, Senior Vice President



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